FACT SHEET

KBL Healthcare Acquisition

Corp. II

Shareholder Information

(As of 1/23/2007)

Ticker

Stock OTCBB: KBLH.OB

Warrant OTCBB: KBLHW.OB

Founded

December 9, 2004

Initial Public Offering

April 27, 2005

Recent Common Stock Price

$5.62

52-Week Range

$5.26-$5.64

Common Shares Outstanding

11.2 million

Market Capitalization

$62.9 million

COMPANY PROFILE

In September 2006, privately held Summer Infant, Inc. signed a definitive agreement to combine with KBL Healthcare Acquisition Corp. II, a publicly-traded Specified Purpose Acquisition Corporation. Following consummation of the acquisition, expected in late February or early March, Summer Infant’s current management team will lead the merged company, KBLH will be renamed Summer Infant, Inc., and it will apply for NASDAQ listing.

Based in North Smithfield, Rhode Island, Summer Infant is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years) which are sold principally to large U.S. retailers. Summer currently has over 60 proprietary products, including monitors, gates, portable baths, bed rails, seats, bouncers, and other baby care products. Products are targeted to the upper middle-market consumer and are produced using contract manufacturers in China and the U.S. By outsourcing production, Summer has been able to sustain rapid growth with minimal investment in manufacturing assets.

INVESTMENT HIGHLIGHTS

•     Simple, scalable design and marketing business with rapidly growing sales and profits and good visibility

•     Increasing market share due to:

➢     Innovative designs

➢     Superior product quality, strong value proposition

➢     New product introductions

•        Strong relationships with major retailers

•     Experienced, proven management team

•     Both organic product extension and acquisition-based growth opportunities available

•     Enhanced financial position

Senior Management	Title	Background
Jason Macari	CEO, President, Principal Owner	Founder, 20 years experience: Safety 1st, CR Bard, & Hasbro
Steve Gibree	EVP Product Development	20 years experience: Little Kids, Safety 1st, Hasbro
Joseph Driscoll	Chief Financial Officer	20 years experience: Safety 1st, (CFO), Staples, KPMG Peat Marwick

INDUSTRY DYNAMICS

•       Highly fragmented industry, which is estimated to be $12 billion worldwide: durable goods (Summer’s business segment) represents $4 billion

•       Favorable demographics drive above-average growth

➢     Baseline demand supported by annual births (4mm/yr in US)

➢     Sales per child increasing due to the: 1) increase in disposable income associated with trend towards having children later in life 2) consumer focus on quality, safety, innovation and style, “best for baby” 3) mobile lifestyles, second homes

➢     Strong retailer commitment to expand shelf space for this category

•       Few other high growth pure-play investment opportunities

PRODUCT MIX

•       Summer currently holds strong/dominant share in higher-end of monitor, gate and bath categories in mass merchant channel

•       Mix expected to further diversify in the future through new product innovations (15-20/year) in existing and new durable juvenile product categories

RETAIL CUSTOMERS (N. America & Europe)	COMPANY HISTORY & SALES PERFORMANCE

Contact Information: Dr. Marlene Krauss Chief Executive Officer KBL Healthcare Acquisition Corp. II 212.319.5555 www.summerinfant.com 166940.1	Devlin Lander Integrated Corporate Relations 415.292.6855	This fact sheet is summary in nature. Before investing, parties should review the KBLH proxy and other documents on file with the Securities and Exchange Commission, available without charge at http://www.sec.gov/index.htm